Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123524 on Form S-3 and Registration Nos. 333-165101, 333-165098, 333-104258, 333-64171, 333-64173, 333-79741, 333-54266 and 333-123521 on Form S-8 of our reports dated December 11, 2013, relating to the consolidated financial statements and financial statement schedule of SurModics, Inc., and the effectiveness of SurModics, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2013.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 11, 2013